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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated March 29, 2016, with respect to the consolidated financial statements of BeiGene, Ltd. incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-214540) and related Prospectus of BeiGene, Ltd. for the registration of its ordinary shares in the form of American Depositary Shares.

/s/ Ernst & Young Hua Ming LLP
Beijing, People's Republic of China
November 17, 2016

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  Exhibit 23.1